Exhibit 10.1

March 30, 2007

Bryan Rogers

8250 Robert Bruce Drive

Richmond, VA 23235

Dear Bryan:

It is with great pleasure that we offer to you the position of Vice President & Controller with Old Dominion Electric Cooperative.

Should you accept the position, you will report to Bob Kees, and your salary will be $5,885.63 gross per pay period. Your responsibilities and salary may be subject to periodic review and modification in accordance with Old Dominion’s operational needs, as they may change over time. Your employment with Old Dominion is at-will and is indefinite.

This offer is made on the condition that you accept this offer by signing and returning the enclosed copy to Old Dominion so that we receive it by March 30, 2007, and that you agree to commence your duties on April 1, 2007.

Sincerely,

Tammy M. Coburn
Human Resources Coordinator

AGREED TO AND ACCEPTED BY:

/s/ Bryan Rogers	Dated: March 30, 2007
Bryan Rogers